Exhibit 99

Colgate Announces Record 3rd Quarter Earnings, Exceeding Expectations

Company Expresses Comfort with 4Q and Full Year 2009 External Expectations

NEW YORK--(BUSINESS WIRE)--October 29, 2009--Regulatory News:

Colgate-Palmolive Company (NYSE:CL) today reported record net income and diluted earnings per share in third quarter 2009 of $590 million and $1.12, respectively. Third quarter 2008 reported net income and diluted earnings per share were $500 million and $.94, respectively, which included $31 million of aftertax charges ($.05 per diluted share) related to the 2004 Restructuring Program. Excluding restructuring charges (which pertain only to 2008), net income and diluted earnings per share increased 11% and 13%, respectively.

Worldwide sales as reported were $3,998 million, even with the year ago quarter, and unit volume as reported increased 1.5%. Excluding divested businesses, worldwide sales grew 0.5% and unit volume increased 2.0%. Organic sales (excluding foreign exchange, acquisitions and divestments) grew 7.0%. Global pricing increased 5.0% while foreign exchange was negative 6.5%.

Gross profit margin as reported increased to 59.2% in third quarter 2009 from 56.1% in the year ago period. Excluding restructuring charges in 2008, gross profit margin increased 280 basis points to 59.2% in third quarter 2009 from 56.4% in third quarter 2008, reflecting the benefits of increased pricing and cost-savings programs, which more than offset the impact of negative foreign exchange.

Selling, general and administrative expenses were 35.1% and 35.5% of net sales in third quarter 2009 and 2008, respectively. Excluding restructuring charges in 2008, selling, general and administrative expenses increased to 35.1% of net sales in third quarter 2009 from 35.0% of net sales in third quarter 2008. Worldwide advertising costs declined 30 basis points as a percentage to sales versus the year ago period from 11.0% to 10.7%, largely brought about by lower media rates in most areas of the world. Sequentially, advertising increased 20 basis points versus second quarter 2009.

Operating profit was $926 million in third quarter 2009 compared to $791 million as reported in third quarter 2008. Excluding restructuring charges in 2008, operating profit rose 11% to $926 million in third quarter 2009 from $837 million in third quarter 2008, increasing to 23.2% from 21.0% as a percent to sales.

Net cash provided by operations year to date increased by 34% to $2,375 million. Working capital decreased to 0.7% of sales versus 2.6% in the comparable 2008 period. These results reflect the strength of the Company’s overall balance sheet and key ratios as well as its tight focus on working capital.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results excluding restructuring charges, “We are delighted that our strong momentum continued this quarter with operating profit, net income and earnings per share all increasing double-digit and organic sales growing a healthy 7%, driven by positive volume and higher pricing. Pleasingly, this momentum was widespread with every operating division achieving operating profit increases, both absolutely and as a percent to sales, as well as positive organic sales growth.

“We are very pleased that gross profit margin increased by 280 basis points allowing for another quarter of sequentially higher advertising spending behind Colgate’s brands. As expected, with lower media rates, this spending level equated to a higher number of consumer impressions versus the year ago quarter, which helped to drive market share gains worldwide.

“Colgate’s global toothpaste leadership strengthened to 45.1% during the quarter with market share gains in key countries around the world including the United States, Mexico, Brazil, China, India and Russia. Colgate also strengthened its global leadership in manual toothbrushes, with its global market share in that category reaching a record 30.8% year to date, up 0.4 share points versus year ago.”

Mr. Cook continued, “Looking ahead, the excellent gross margin should continue in the balance of the year driven by easing raw and packaging material costs and continued benefit from both price increases already implemented and our ongoing aggressive savings programs. We expect gross profit margin should be at around the same level in the fourth quarter as it was this quarter.

“Given the continued gross margin strength and our top-line momentum, we are comfortable with external profit expectations for both the fourth quarter and the year. While our 2010 budget process is still in its initial stages, we anticipate another year of double-digit earnings per share growth in 2010.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (19% of Company Sales)

North America sales grew 3.0% in the third quarter. Unit volume increased 5.0% with 1.5% lower pricing and 0.5% negative foreign exchange. Organic sales grew 3.5% during the quarter. North America operating profit increased 32% during the quarter as increased advertising was more than offset by higher sales driven by new products, cost-savings programs and lower raw and packaging material costs.

In the U.S., new product launches are contributing to market share gains across categories. Market share gains year to date were seen in toothpaste, manual toothbrushes, body washes, hand dish liquid, liquid cleaners, liquid hand soaps and fabric conditioners. Colgate’s toothpaste market share reached 36.6% year to date, up 0.6 share points versus year ago. Colgate Total Enamel Strength, Colgate Sensitive Enamel Protect, Colgate Max Fresh with Mouthwash Beads and Colgate Max White with Mini Bright Strips toothpastes contributed to the share gains. Colgate’s share of the manual toothbrush market reached a record 31.7% year to date, up 4.1 share points versus year ago, including new Colgate Wisp mini-brush whose market share reached 4.5% year to date and 5.6% for the third quarter. Colgate 360° ActiFlex, Colgate Max Fresh and Colgate Max White manual toothbrushes also contributed to the share gains.

Successful new products contributing to growth in the U.S. in other categories include Softsoap Nutri Serums, Softsoap Body Butter Apricot Scrub, Irish Spring Hair and Body and Cool Relief body washes and Ajax Lime with Bleach Alternative dish liquid.

Looking ahead, the innovation pipeline in the U.S. is very robust with an array of exciting introductions across categories planned for launch in early 2010 including new Wisp Plus Whitening mini-brush.

Latin America (29% of Company Sales)

Latin American sales grew 5.0% and unit volume increased 3.0%. Volume gains were achieved in most countries, led by a significant increase in Venezuela. Higher pricing added 13.0% while foreign exchange was negative 11.0%. Organic sales for Latin America grew 16.0% during the quarter. Latin America operating profit increased 11% during the quarter due to higher pricing, cost-saving initiatives and lower advertising costs, partially offset by negative foreign exchange.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high of 78.5% year to date, driven by market share gains in nearly every country. In Brazil, for example, Colgate’s toothpaste market share reached 70.1% year to date, up 110 basis points versus year ago. Strong sales of premium-priced offerings such as Colgate Total Professional Sensitive, Colgate Total Professional Whitening and Colgate Max Fresh Night toothpastes drove share gains throughout the region. Colgate’s leading share of the manual toothbrush market for the region is 40.1% year to date, up 60 basis points versus year ago. Strong sales of Colgate 360° Deep Clean and Colgate Max White manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate Plax Complete Care mouthwash, Fabuloso Oxy liquid cleaner, Lady Speed Stick Depil Control and Speed Stick Waterproof deodorants, and Suavitel GoodBye Ironing and Suavitel Magic Moments fabric conditioners contributed to market share gains in the region.

Europe/South Pacific (22% of Company Sales)

As reported, Europe/South Pacific sales declined 5.5% and unit volume increased 2.5%. Excluding divested businesses, sales declined 5.0% and unit volume increased 3.0% led by France, Germany, the United Kingdom, Denmark, Greece, Portugal and the GABA business. Pricing was even versus the year ago quarter while foreign exchange was negative 8.0%. Organic sales for Europe/South Pacific grew 3.0%. Operating profit for the region increased 6% during the quarter due to lower raw and packaging material costs, cost-savings initiatives and lower advertising costs, partially offset by negative foreign exchange.

Colgate maintained its oral care leadership in the Europe/South Pacific region with toothpaste share gains in Germany, Greece, United Kingdom, Austria, Czech Republic and Slovakia. Successful premium products driving share gains include Colgate Sensitive Pro-Relief, Colgate Total Advanced Sensitive and Colgate Max Fresh with Mouthwash Beads toothpastes. In the manual toothbrush category, Colgate 360° ActiFlex, Colgate Max White and Colgate Zig Zag toothbrushes contributed to share gains in key countries throughout the region.

Recent premium innovations contributing to growth in other product categories include Colgate Plax Alcohol Free and Colgate Plax Ice mouth rinses, Palmolive Aromatherapy Morning Tonic and Palmolive Thermal Spa Beauty Soft shower gels, Ajax Professional bucket dilutable and Ajax Professional glass cleaners, Lady Speed Stick Aloe spray deodorant and Soupline Magic Moments and Soupline Aroma Tranquility fabric conditioners.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume declined 3.0% and 2.5%, respectively. Volume gains in India, Thailand and Turkey were more than offset by volume declines in Russia, Philippines, South Africa and Ukraine. Pricing increased 7.0% while foreign exchange was negative 7.5%. Organic sales for Greater Asia/Africa increased 4.5%. Operating profit for the region increased 17% during the quarter due to higher pricing and lower raw and packaging material costs, partially offset by negative foreign exchange.

Colgate maintained its toothpaste leadership in Greater Asia with market share gains in key countries throughout the region including India, China, Russia, Turkey, Hong Kong, Philippines and Malaysia. Successful new products driving the share gains throughout the region include Colgate Total Professional Clean and Colgate Sensitive Enamel Protect toothpastes.

New products contributing to growth in other categories in the region include Colgate 360° ActiFlex, Colgate Max Fresh and Colgate Extra Clean Gum Care manual toothbrushes, Colgate Plax Ice mouthwash, Protex hand sanitizer, Protex Clean and Pure shower cream and bar soap and Lady Speed Stick Cloud Freshness deodorant.

Hill’s (13% of Company Sales)

Hill’s sales grew 1.5% during the quarter as unit volume decreased 2.5%. Pricing increased 4.5% while foreign exchange was negative 0.5%. Hill’s organic sales rose 2.0% during the quarter. Volume growth achieved in France, Mexico and Australia was more than offset by volume declines in the U.S. Operating profit increased 2% during the quarter due to higher pricing, cost-savings programs and lower raw and packaging material costs more than offsetting increased advertising.

Innovative new products succeeding in the U.S. specialty channel include Science Diet Culinary Creations Feline and a significantly expanded line of Science Diet Simple Essentials Treats Canine. Available in seven varieties, the treats are formulated for a wide range of special needs including oral care, mobility, immunity support and healthy skin and coat.

New pet food products contributing to international sales include Science Plan Simple Essentials Snacks Canine and Science Plan Healthy Mobility Canine, a wellness diet that promotes active mobility, supports joint flexibility and enhances ease of movement.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company's web site at http://www.colgate.com.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit and profit margin growth, earnings growth, financial goals, cost-reduction plans, tax rates and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

As required, the Company adopted the consolidation Topic of the FASB Codification on January 1, 2009 and as a result of the adoption, certain prior period amounts attributable to noncontrolling interests in less-than-wholly-owned subsidiaries were reclassified within the Condensed Consolidated Statements of Income, Balance Sheets and Cash Flows. While the reclassification had no impact on Net income or earnings per common share, it did impact the previously reported Operating profit and effective tax rate. A complete reconciliation to previously reported 2008 amounts is available on Colgate’s web site.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate's condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, selling, general and administrative expenses, operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of restructuring charges related to the restructuring program that began in the fourth quarter of 2004 and was completed as of the end of 2008 (the "2004 Restructuring Program"). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program” for the three and nine months ended September 30, 2009 and 2008 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful supplemental information to investors as it allows comparisons of sales growth and volume growth from ongoing operations on a period-over-period basis. This release also discusses organic sales growth (excludes the impact of foreign exchange, acquisitions and divestments). Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis, Percentage Changes – Third Quarter 2009 vs. 2008” for a comparison of sales excluding divestments and organic sales to sales as reported in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Nine Months Ended September 30, 2009 and 2008” for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

				Table 1
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Three Months Ended September 30, 2009 and 2008

(in Millions Except Per Share Amounts) (Unaudited)

	2009	2008
	As Reported	As Reported	Restructuring	Excluding Restructuring

Net sales	$3,998	$3,988	$-	$3,988

Cost of sales	1,631	1,752	11	1,741

Gross profit	2,367	2,236	(11)	2,247

Gross profit margin	59.2%	56.1%		56.4%

Selling, general and administrative expenses	1,403	1,415	21	1,394

Other (income) expense, net	38	30	14	16

Operating profit	926	791	(46)	837

Operating profit margin	23.2%	19.8%		21.0%

Interest expense, net	17	23	-	23

Income before income taxes	909	768	(46)	814

Provision for income taxes	292	246	(15)	261

Effective tax rate	32.1%	32.0%		32.1%

Net income including noncontrolling interests	617	522	(31)	553

Less: Net income attributable to noncontrolling interests*	27	22	-	22

Net income	590	500	(31)	531

Earnings per common share
Basic	$1.17	$0.98	$(0.06)	$1.04
Diluted	$1.12	$0.94	$(0.05)	$0.99

Average common shares outstanding
Basic	499.1	505.5	505.5	505.5
Diluted	524.6	534.3	534.3	534.3

*

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries has been reclassified from Other (income) expense, net to a new line below Operating profit called Net income attributable to noncontrolling interests. The reclassification had no effect on Net income or Earnings per common share.

Refer to the Company's website for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

Note: The impact of "Restructuring” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

				Table 2
Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program

For the Nine Months Ended September 30, 2009 and 2008

(in Millions Except Per Share Amounts) (Unaudited)

	2009	2008
	As Reported	As Reported	Restructuring	Excluding Restructuring

Net sales	$11,246	$11,666	$-	$11,666

Cost of sales	4,665	5,090	48	5,042

Gross profit	6,581	6,576	(48)	6,624

Gross profit margin	58.5%	56.4%		56.8%

Selling, general and administrative expenses	3,885	4,187	55	4,132

Other (income) expense, net	72	65	22	43

Operating profit	2,624	2,324	(125)	2,449

Operating profit margin	23.3%	19.9%		21.0%

Interest expense, net	59	82	-	82

Income before income taxes	2,565	2,242	(125)	2,367

Provision for income taxes	824	717	(43)	760

Effective tax rate	32.1%	32.0%		32.1%

Net income including noncontrolling interests	1,741	1,525	(82)	1,607

Less: Net income attributable to noncontrolling interests*	81	65	-	65

Net income	1,660	1,460	(82)	1,542

Earnings per common share
Basic	$3.27	$2.84	$(0.16)	$3.00
Diluted	$3.16	$2.72	$(0.15)	$2.87

Average common shares outstanding
Basic	500.2	507.2	507.2	507.2
Diluted	525.0	536.7	536.7	536.7

*

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries has been reclassified from Other (income) expense, net to a new line below Operating profit called Net income attributable to noncontrolling interests. The reclassification had no effect on Net income or Earnings per common share.

Refer to the Company's website for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

Note: The impact of "Restructuring” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

			Table 3
Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2009, December 31, 2008 and September 30, 2008

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2009	2008	2008

Cash and cash equivalents	$847	$555	$635
Receivables, net	1,780	1,592	1,761
Inventories	1,241	1,197	1,306
Other current assets	336	366	385
Property, plant and equipment, net	3,351	3,119	3,047
Other assets, including goodwill and intangibles	3,512	3,150	3,421
Total assets	$11,067	$9,979	$10,555

Total debt	3,263	3,783	3,518
Other current liabilities	3,211	2,754	3,022
Other non-current liabilities**	1,482	1,398	1,396
Total liabilities	7,956	7,935	7,936
Total Colgate-Palmolive Company shareholders' equity	2,952	1,923	2,468
Noncontrolling interests**	159	121	151
Total liabilities and shareholders’ equity	$11,067	$9,979	$10,555

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$2,378	$3,216	$2,861
Working capital % of sales	0.7%	2.5%	2.6%

*	Marketable securities of $38, $12 and $22 as of September 30, 2009, December 31, 2008 and September 30, 2008, respectively, are included in Other current assets.

**

To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, prior period balances of accumulated undistributed earning relating to noncontrolling interests in less-than-wholly-owned subsidiaries have been reclassified from Other non-current liabilities to a component of shareholders' equity.

Refer to the Company's web site for a reconciliation to previously reported amounts for all quarters of 2008 as well as full year 2008 and 2007.

		Table 4
Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2009 and 2008

(Dollars in Millions) (Unaudited)

	2009	2008*

Operating Activities
Net income	$1,660	$1,460
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(14)	(36)
Depreciation and amortization	262	261
Stock-based compensation expense	97	82
Deferred income taxes	16	38
Cash effects of changes in:
Receivables	(104)	(132)
Inventories	10	(176)
Accounts payable and other accruals	355	162
Other non-current assets and liabilities	93	118
Net cash provided by operations	2,375	1,777

Investing Activities
Capital expenditures	(347)	(392)
Sales (purchases) of marketable securities and investments	(147)	1
Other	10	50
Net cash used in investing activities	(484)	(341)

Financing Activities
Principal payments on debt	(3,011)	(1,424)
Proceeds from issuance of debt	2,561	1,447
Dividends paid	(702)	(627)
Purchases of treasury shares	(664)	(833)
Proceeds from exercise of stock options and excess tax benefits	196	224
Net cash used in financing activities	(1,620)	(1,213)

Effect of exchange rate changes on Cash and cash equivalents	21	(17)
Net increase in Cash and cash equivalents	292	206
Cash and cash equivalents at beginning of period	555	429
Cash and cash equivalents at end of period	$847	$635

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,375	$1,777
Less: Capital expenditures	(347)	(392)
Free cash flow before dividends	$2,028	$1,385

Income taxes paid	$853	$662

*	To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, certain reclassifications have been made to prior year amounts.

				Table 5
Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2009 and 2008

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales
Oral, Personal and Home Care

North America	$740	$718	$2,204	$2,142
Latin America	1,136	1,081	3,097	3,092
Europe/South Pacific	896	948	2,406	2,815
Greater Asia/Africa	695	717	1,972	2,043

Total Oral, Personal and Home Care	3,467	3,464	9,679	10,092

Pet Nutrition	531	524	1,567	1,574

Total Net sales	$3,998	$3,988	$11,246	$11,666

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating profit
Oral, Personal and Home Care

North America	$217	$164	$608	$497
Latin America	346	312	987	887
Europe/South Pacific	219	206	539	600
Greater Asia/Africa*	161	138	457	392

Total Oral, Personal and Home Care	943	820	2,591	2,376

Pet Nutrition	136	133	407	391
Corporate	(153)	(162)	(374)	(443)

Total Operating Profit	$926	$791	$2,624	$2,324

*	To conform to the current year presentation required by the Consolidation Topic of the FASB Codification, the amounts of net income attributable to noncontrolling interests in less-than-wholly-owned subsidiaries of $22 and $65 for the three and nine months ended September 30, 2008, respectively, which were previously deducted from Greater Asia/Africa Operating profit, have been reclassified to a new line below Operating profit.

Note:	The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of the operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include restructuring and related implementation costs, stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, and gains and losses on sales of non-core product lines and assets.

For the three and nine months ended September 30, 2008, Corporate operating expenses include $46 and $125 of charges related to the Company’s 2004 Restructuring Program, respectively.

												Table 6
Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - Third Quarter 2009 vs 2008

September 30, 2009

(Unaudited)

				COMPONENTS OF SALES CHANGE						COMPONENTS OF SALES CHANGE
				THIRD QUARTER						NINE MONTHS

Region	3rd Qtr Sales Change As Reported	3rd Qtr Sales Change Ex-Divestment	3rd Qtr Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange	9 Months Sales Change As Reported	9 Months Sales Change Ex-Divestment	9 Months Organic Sales Change	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange

Total Company	0.0%	0.5%	7.0%	2.0%	5.0%	(6.5%)	(3.5%)	(3.5%)	7.0%	0.0%	7.0%	(10.5%)

Europe/South Pacific	(5.5%)	(5.0%)	3.0%	3.0%	0.0%	(8.0%)	(14.5%)	(14.0%)	0.0%	(1.0%)	1.0%	(14.0%)

Latin America	5.0%	5.0%	16.0%	3.0%	13.0%	(11.0%)	0.0%	0.0%	16.5%	2.5%	14.0%	(16.5%)

Greater Asia/Africa	(3.0%)	(3.0%)	4.5%	(2.5%)	7.0%	(7.5%)	(3.5%)	(3.0%)	8.0%	0.5%	7.5%	(11.0%)

Total International	(1.0%)	(0.5%)	8.5%	1.5%	7.0%	(9.0%)	(6.0%)	(5.5%)	8.5%	0.5%	8.0%	(14.0%)

North America	3.0%	3.0%	3.5%	5.0%	(1.5%)	(0.5%)	3.0%	3.0%	4.0%	3.0%	1.0%	(1.0%)

Total CP Products	0.0%	0.5%	8.0%	2.5%	5.5%	(7.5%)	(4.0%)	(4.0%)	7.5%	1.0%	6.5%	(11.5%)

Hill's	1.5%	1.5%	2.0%	(2.5%)	4.5%	(0.5%)	(0.5%)	(0.5%)	3.0%	(7.0%)	10.0%	(3.5%)

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291